Exhibit 99.1

Contact:	Douglas Armer
(212) 655-0220
Capital Trust Reports Third Quarter 2010 Results
NEW YORK, NY — October 26, 2010 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended September 30, 2010.
•	Operating Results:
•	Reported net loss of $134.7 million or $6.02 per share for the third quarter.
•
The quarter’s results were driven primarily by provisions for loan losses, credit impairments on securities, valuation allowances on loans held-for-sale and impairments of real estate held-for-sale totaling $141.8 million, offset by $5.9 million of operating income and $1.2 million of other income.

•	Portfolio Performance:
•	At quarter end, the Company’s loan portfolio consisted of 129 assets with an aggregate net book value of $3.6 billion. During the third quarter, performance related activity included:
•	$95.9 million of net loan loss provisions. Provisions in the third quarter included $98.4 million of loss provisions against seven loans offset by a $2.5 million recovery on one loan.
•	$6.0 million of valuation allowances on loans held-for-sale and a $4.0 million impairment of real estate held-for-sale, to reflect these investments at approximate fair value.
•	The addition of one loan with an outstanding principal balance of $11.5 million to the watch list and the removal of two loans with an aggregate principal balance of $41.4 million from the watch list.
•	At quarter end, the Company’s securities portfolio was comprised of 64 securities with an aggregate net book value of $534.7 million. During the third quarter, performance related activity included:
•	$35.9 million of credit impairments recorded on eight securities.
•	The addition of one security with a book value of $3.5 million to the watch list.

•	Originations/Repayments/Dispositions:
•	During the quarter, the Company did not originate any new balance sheet investments.
•	Full and partial repayments during the third quarter totaled $139.1 million, and fundings pursuant to previously existing loan commitments totaled $0.7 million.
•	Recourse Debt Obligations:
•
During the third quarter, the Company reduced the aggregate outstanding principal balance under its three repurchase agreements by $20.7 million, including net interest income redirection of $3.5 million, net collateral principal proceeds of $17.0 million and other payments pursuant to the terms of the Company’s March 2009 restructuring of $0.2 million.

•	The Company’s senior credit facility balance was reduced by $0.3 million; the result of $1.3 million of amortization payments offset by $1.0 million of deferred interest accrual.
•	Cash/Liquidity:
•	At quarter end, cash balances at the Company were $24.1 million, down $2.3 million from the prior period.
Assets
Total assets were $4.2 billion at September 30, 2010. The Company’s Interest Earning Assets, defined as Loans receivable and Securities on the Company’s balance sheet, are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $4.1 billion of book value and had a weighted average yield of 3.17%.
•	$3.5 billion (87%) of the portfolio was comprised of loan investments with a weighted average yield of 2.55%.
•	$534.7 million (13%) of the portfolio was comprised of securities investments with a weighted average yield of 7.12%.
Total loan specific reserves were $675.5 million against 24 loans with an aggregate gross book value of $1.1 billion. 11 of the loans against which the Company booked reserves were non-performing and 13 of the loans were performing. The Company does not accrue interest on loans against which it has provisions unless collection of interest is expected.
23 loans with an aggregate book balance of $671.3 million were categorized as watch list loans. Watch list loans are performing loans (with no credit loss provisions) that the Company aggressively monitors and manages due to increased risk of potential future non-performance and/or loss.

Net credit impairments and mark-to-market adjustments in the securities portfolio totaled $111.2 million against 16 bonds with a gross book value of $127.1 million. Of the total, $91.5 million were credit related impairments and $19.7 million were mark-to-market adjustments on impaired securities charged through other comprehensive income. The Company periodically updates its income amortization schedules to reflect changes in expected cash flows as a result of securities impairments.
11 securities with an aggregate book value of $73.5 million were identified as watch list securities. Watch list securities are securities (with no credit impairments) that the Company aggressively monitors and manages due to increased risk of potential future impairments and/or loss.
Valuation allowances on loans held-for-sale stood at $16.7 million against two loans with an aggregate gross book value of $76.6 million. In addition, $7.0 million of impairments have been recorded against one real estate held-for-sale asset with a gross book value of $15.1 million. These held-for-sale assets are reported at their approximate fair value.
The Company had one equity investment in an unconsolidated subsidiary with a book value of $7.6 million, which is a co-investment in a fund sponsored and managed by the Company.
Liabilities
On March 16, 2009, the Company entered into a restructuring of substantially all of its recourse liabilities. Under the terms of the restructuring, as extended by exercise of the extension option, $506.5 million of the Company’s recourse debt (substantially all of its secured, recourse liabilities) matures in March 2011. Detailed disclosure of the terms of the debt restructuring is available in the Company’s SEC filings. The Company has no further right to extend the maturity, any further extension is within the discretion of the lenders.
Total liabilities were $4.7 billion at September 30, 2010. The Company’s Interest Bearing Liabilities, which include repurchase agreements, a senior credit facility, junior subordinated notes, and the non-recourse, securitized debt obligations on the Company’s balance sheet, are summarized below.
The Company’s Interest Bearing Liabilities had a total book value of $4.3 billion at September 30, 2010 and were comprised of $3.7 billion of non-recourse, securitized debt obligations (85%) and recourse obligations comprised of $407.9 million of repurchase obligations (10%), $98.4 million of borrowings under its senior credit facility (2%) and $131.1 million of junior subordinated notes (3%). At quarter end, the Company’s $4.3 billion of Interest Bearing Liabilities carried a weighted average cash cost of 1.42% and a weighted average all-in cost of 1.64%.

Cash/Liquidity
Current and prospective sources of liquidity, as of September 30, 2010, include unrestricted cash ($24.1 million), net operating cash flow, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include operating expenses, interest expense, debt repayments, unfunded loan commitments ($0.8 million), and capital commitments to the Company’s managed funds ($14.9 million).
Other Items
At September 30, 2010, the Company’s GAAP shareholders’ deficit was $426.7 million. Based on 22.4 million shares outstanding (fully diluted basis) at quarter end, book value per share was $(19.03).
In light of the credit reserve activity at the Company, and available tax-basis net operating losses from prior periods, it is not expected that the Company will have taxable income for 2010 and, therefore, will likely not be required to pay a dividend to continue to maintain its REIT status. Furthermore, any dividend payment is subject to the terms of the debt restructuring and would be payable, to the maximum extent possible, in stock (in lieu of cash).
Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). CTIMCO’s management activities include: (i) managing its parent, Capital Trust, Inc., (ii) CDO collateral management (CTIMCO is the collateral manager for five CDOs, which are all consolidated on the Company’s balance sheet as variable interest entities), (iii) special servicing (CTIMCO is the named special servicer on $2.4 billion of loans), and (iv) private equity fund management (at September 30, 2010, CTIMCO managed three private equity funds and one separate account with total investments of $1.3 billion and undeployed equity commitments of approximately $528.8 million). One of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II (“High Grade II”), are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25.0 million as a limited partner in CTOPI, of which $10.1 million has already been funded and $14.9 million remains undrawn. The Company does not have a co-investment in High Grade II.
Revenues from third party investment management fees totaled $3.8 million in the third quarter of 2010 on a gross basis, of which inter-company fees of $1.0 million were eliminated in the consolidation of CTIMCO.
During the quarter, CTIMCO originated five new investments ($168.3 million face value; $157.5 million purchase price) for its investment management vehicles.

Comparison of Results of Operations: Three Months Ended September 30, 2010 vs. September 30, 2009
(in thousands, except per share data)

	2010	2009	$ Change	% Change
Income from loans and other investments:
Interest and related income	$40,125	$29,527	$10,598	35.9%
Less: Interest and related expenses	31,557	19,604	11,953	61.0%

Income from loans and other investments, net	8,568	9,923	(1,355)	(13.7%)

Other revenues:
Management fees from affiliates	2,050	2,959	(909)	(30.7%)
Incentive management fees from affiliates	733	—	733	N/A
Servicing fees	84	168	(84)	(50.0%)
Other interest income	155	16	139	N/A

Total other revenues	3,022	3,143	(121)	(3.8%)

Other expenses:
General and administrative	5,143	5,492	(349)	(6.4%)
Depreciation and amortization	5	51	(46)	(90.2%)

Total other expenses	5,148	5,543	(395)	(7.1%)

Total other-than-temporary impairments of securities	(29,963)	(77,883)	47,920	(61.5%)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	(5,921)	11,987	(17,908)	(149.4%)
Impairment of real estate held-for-sale	(4,000)	—	(4,000)	N/A

Net impairments recognized in earnings	(39,884)	(65,896)	26,012	(39.5%)

Provision for loan losses	(95,916)	(47,222)	(48,694)	103.1%
Valuation allowance on loans held-for-sale	(6,036)	—	(6,036)	N/A
Gain on extinguishment of debt	185	—	185	N/A
Income (loss) from equity investments	1,056	(862)	1,918	N/A

Loss before income taxes	(134,153)	(106,457)	(27,696)	26.0%
Income tax provision	556	—	556	N/A

Net loss	$(134,709)	$(106,457)	$(28,252)	N/A

Net loss per share — diluted	$(6.02)	$(4.75)	$(1.27)	26.7%

Dividend per share	$0.00	$0.00	$0.00	N/A

Average LIBOR	0.29%	0.27%	0.02%	7.1%
Income from loans and other investments, net
As discussed in Note 2 to the Company’s consolidated financial statements, recent accounting guidance entitled Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),” requires the Company to consolidate additional Variable Interest Entities (“VIEs”), primarily CMBS and CDO trusts, beginning January 1, 2010. As a result, the Company’s interest earning assets increased by $1.8 billion from September 30, 2009 to September 30, 2010. This increase resulted in a material increase in interest income for the third quarter of 2010 compared to the third quarter of 2009. Similarly, an increase in interest bearing liabilities of $2.5 billion resulted in a material increase in interest expense for the third quarter of 2010 compared to the third quarter of 2009. In addition, an increase in non-performing loans contributed to an offsetting decrease in net interest income during the third quarter of 2010 compared to the third quarter of 2009.
Management fees from affiliates
Base management fees from the Company’s investment management business decreased $909,000, or 31%, during the third quarter of 2010 compared to the third quarter of 2009. The decrease was attributed primarily to a decrease of $1.1 million in fees from CTOPI due to an amendment to the fund’s management agreement, which reduced management fees and extended the fund’s investment period. This decrease was offset by increased fees at High Grade II due to additional investment activity.

Incentive management fees from affiliates
The Company recorded $733,000 of incentive management fees during the third quarter of 2010 in conjunction with the liquidation of CT Mezzanine Partners III, Inc. (“Fund III”). The Company recorded no such fees during the third quarter of 2009.
Servicing fees
Servicing fees decreased $84,000 during the third quarter of 2010 compared to the third quarter of 2009. The decrease in fees was primarily due to a one-time modification fee recorded in the third quarter of 2009.
General and administrative expenses
General and administrative expenses include personnel costs, operating expenses, professional fees and, for the third quarter of 2010, $323,000 of expenses associated with newly consolidated VIEs, as described in Note 2 to the Company’s consolidated financial statements. Excluding expenses from newly consolidated VIEs, general and administrative expenses decreased 12% between the third quarter of 2010 and the third quarter of 2009 due to lower personnel costs, and lower professional fees and other operating costs. This overall decrease was partially offset by $166,000 of incentive compensation paid during the third quarter of 2010 to employees and former employees as a result of incentive management fees received from Fund III.
Net impairments recognized in earnings
During the third quarter of 2010, the Company recorded a gross other-than-temporary impairment of $30.0 million on seven Securities that had an adverse change in cash flow expectations, all of which was included in earnings. The Company also reclassified $5.9 million of impairments that were previously included in other comprehensive income into earnings due to revised cash flow expectations. In addition, a $4.0 million impairment was recorded on Real Estate Held-for-Sale to reflect the property at fair value.
During the third quarter of 2009, the Company recorded a gross other-than-temporary impairment of $77.9 million on three securities that had an adverse change in cash flow expectations. Of this amount, $12.0 million (the amount considered fair value adjustments in excess of credit impairment) was included in other comprehensive income, resulting in a net $65.9 million impairment (the amount considered credit impairment) included in earnings.
Provision for loan losses
During the third quarter of 2010, the Company recorded an aggregate $95.9 million provision for loan losses. This net provision included $98.4 million of provisions against six loans, offset by a $2.5 million recovery of one loan that had previously been impaired. During the third quarter of 2009, the Company recorded an aggregate $47.2 million provision for loan losses against six loans.
Valuation allowance on loans held-for-sale
During the three months ended September 30, 2010, the Company recorded $6.0 million of valuation allowances on two loans that were classified as held-for-sale to reflect these assets at fair value. The Company did not record a valuation allowance on loans held-for-sale in the third quarter of 2009.

Gain on extinguishment of debt
During the third quarter of 2010, the Company recorded a $185,000 gain on the extinguishment of debt due to realized losses from collateral assets held by consolidated securitization trusts. The Company recorded no such gains in 2009.
Income (loss) from equity investments
The income from equity investments during the third quarter of 2010 was primarily $1.2 million from the Company’s co-investment in CTOPI. CTOPI’s income for the quarter was largely the result of fair value adjustments on its investment portfolio. The loss from equity investments during the third quarter of 2009 resulted primarily from the Company’s share of losses from CTOPI, also largely derived from fair value adjustments on the underlying investments.
Income tax provision
During the third quarter of 2010, the Company recorded an income tax provision of $556,000 which was primarily due to differences between GAAP and tax recognition methodologies associated with certain revenue and expense items. The Company did not record a tax provision in the third quarter of 2009.
Dividends
The Company did not pay any dividends in the third quarter of 2010 or 2009.

******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, October 27, 2010 to discuss third quarter 2010 results. Interested parties can access the call toll free by dialing (800) 862-9098 or 785-424-1051 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, October 27, 2010 through midnight on Wednesday, November 10, 2010. The replay call number is (800) 283-8486 or (402) 220-0869 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, uncertainty as to any extension or refinancing of its maturing restructured debt obligations, demands on liquidity, the impact of the current turmoil in the financial markets, the continued deterioration in the commercial real estate market, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets and the impact of these events, conditions and uncertainties on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a fully integrated, self-managed real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, investing both for its balance sheet and for third party vehicles. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2010 and December 31, 2009
(in thousands, except per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets

Cash and cash equivalents	$24,149	$27,954
Securities held-to-maturity	3,345	17,332
Loans receivable, net	610,633	766,745
Loans held-for-sale, net	59,953	—
Equity investments in unconsolidated subsidiaries	7,597	2,351
Accrued interest receivable	2,600	3,274
Deferred income taxes	1,155	2,032
Prepaid expenses and other assets	5,976	8,391

Subtotal	715,408	828,079

Assets of Consolidated Variable Interest Entities (“VIEs”)
Securities held-to-maturity	531,349	697,864
Loans receivable, net	2,962,597	391,499
Loans held-for-sale, net	—	17,548
Real estate held-for-sale	8,055	—
Accrued interest receivable and other assets	18,442	1,645

Subtotal	3,520,443	1,108,556

Total assets	$4,235,851	$1,936,635

Liabilities & Shareholders’ Deficit

Liabilities:
Accounts payable and accrued expenses	$7,325	$8,228
Repurchase obligations	407,921	450,137
Senior credit facility	98,393	99,188
Junior subordinated notes	131,145	128,077
Participations sold	288,127	289,144
Interest rate hedge liabilities	5,900	4,184

Subtotal	938,811	978,958

Non-Recourse Liabilities of Consolidated VIEs
Accounts payable and accrued expenses	4,588	1,798
Securitized debt obligations	3,683,774	1,098,280
Interest rate hedge liabilities	35,329	26,766

Subtotal	3,723,691	1,126,844

Total liabilities	4,662,502	2,105,802

Shareholders’ deficit:
Class A common stock, $0.01 par value, 100,000 shares authorized, 21,912 and 21,796 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively (“class A common stock”)	219	218
Restricted class A common stock, $0.01 par value, 51 and 79 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	1	1
Additional paid-in capital	559,339	559,145
Accumulated other comprehensive loss	(55,940)	(39,135)
Accumulated deficit	(930,270)	(689,396)

Total shareholders’ deficit	(426,651)	(169,167)

Total liabilities and shareholders’ deficit	$4,235,851	$1,936,635

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2010 and 2009
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income from loans and other investments:
Interest and related income	$40,125	$29,527	$119,523	$93,341
Less: Interest and related expenses	31,557	19,604	94,462	61,116

Income from loans and other investments, net	8,568	9,923	25,061	32,225

Other revenues:
Management fees from affiliates	2,050	2,959	5,990	8,768
Incentive management fees from affiliates	733	—	733	—
Servicing fees	84	168	2,821	1,502
Other interest income	155	16	260	153

Total other revenues	3,022	3,143	9,804	10,423

Other expenses:
General and administrative	5,143	5,492	14,383	18,450
Depreciation and amortization	5	51	15	65

Total other expenses	5,148	5,543	14,398	18,515

Total other-than-temporary impairments of securities	(29,963)	(77,883)	(69,798)	(96,529)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	(5,921)	11,987	12,094	17,612
Impairment of goodwill	—	—	—	(2,235)
Impairment of real estate held-for-sale	(4,000)	—	(4,000)	(2,233)

Net impairments recognized in earnings	(39,884)	(65,896)	(61,704)	(83,385)

Provision for loan losses	(95,916)	(47,222)	(150,143)	(113,716)
Valuation allowance on loans held-for-sale	(6,036)	—	(6,036)	(10,363)
Gain on extinguishment of debt	185	—	648	—
Income (loss) from equity investments	1,056	(862)	2,358	(3,074)

Loss before income taxes	(134,153)	(106,457)	(194,410)	(186,405)
Income tax provision (benefit)	556	—	849	(408)

Net loss	$(134,709)	$(106,457)	$(195,259)	$(185,997)

Per share information:
Net loss per share of common stock:
Basic	$(6.02)	$(4.75)	$(8.73)	$(8.32)

Diluted	$(6.02)	$(4.75)	$(8.73)	$(8.32)

Weighted average shares of common stock outstanding:
Basic	22,389,901	22,426,623	22,356,857	22,361,541

Diluted	22,389,901	22,426,623	22,356,857	22,361,541